February 28, 1996

AMCAP Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Re:  Issuance of 14,067,394 Shares of AMCAP Fund, Inc.;
     Registration on Form N-1A Pursuant to Rule 24e-2

Ladies and Gentlemen:

AMCAP Fund, Inc. (the "Fund") has requested our opinion in connection with the registration for issuance by the Fund of 14,067,394 shares of capital stock of the Fund (the "Stock"). We understand that a copy of this opinion will be provided to the Securities and Exchange Commission pursuant to Item 24(b)(10) of Part C of Form N-1A under the Investment Company Act of 1940, as amended.

We have examined documents relating to the organization of the Fund and the authorization for registration and issuance of shares of the Fund.

Based upon and subject to the foregoing, we are of the opinion that:

The issuance of the Stock by the Fund has been duly and validly authorized by all appropriate corporate action and, assuming that the Stock will be registered by post-effective amendment to the Fund's Form N-1A Registration Statement, and that the delivery by sale or in accord with the Fund's dividend reinvestment plan in accordance with the description set forth in the Fund's current prospectus under the Securities Act of 1933, the Stock will be legally issued, fully paid and nonassessable.

We consent to the submission of a copy of this opinion to the Securities and Exchange Commission in connection with the filing of the Fund's Post-Effective Amendment No. 58 to Form N-1A under the Securities Act of 1933 (SEC file no. 2-26516).

The opinion given above is subject to the condition that the Fund will comply with the provisions of any applicable laws, regulations and permits of any state or foreign country in which any of the Stock is sold.

Very truly yours,

MORRISON & FOERSTER LLP